Exhibit 10.17

GLU MOBILE INC.

SUMMARY OF COMPENSATION TERMS

SCOTT J. LEICHTNER

The following is a summary of the compensation terms for Scott J. Leichtner, our Vice President and General Counsel:

On October 25, 2018, the Compensation Committee of Glu’s Board of Directors approved an increase of Mr. Leichtner’s annual base salary from $320,000 to $345,000, effective as of October 1, 2018.

Mr. Leichtner is eligible to participate in Glu’s 2019 Executive Bonus Plan and his target bonus and maximum bonus remain at 50% of his annual base salary and 100% of his annual base salary, respectively.   Pursuant to Glu’s 2019 Executive Bonus Plan, Mr. Leichtner will receive the maximum cash bonus (i.e., 100% of his annual base salary) if Glu both (1) achieves a minimum Adjusted EBITDA goal for 2019 (the “Adjusted EBITDA Threshold”) and (2) generates bookings for 2019 that equal or exceed a specified maximum level of performance (the “Maximum Bookings Goal”). If Glu does not achieve the Maximum Bookings Goal, Mr. Leichtner can earn (1) his target bonus amount (i.e., 50% of his maximum bonus) if Glu achieves the Adjusted EBITDA Threshold and generates 2019 bookings that are approximately 4% below the Maximum Bookings Goal and (2) 50% of his target bonus amount (i.e., 25% of his maximum bonus) if Glu achieves the Adjusted EBITDA Threshold and generates 2019 bookings that are approximately 8% below the Maximum Bookings Goal (the “Minimum Bookings Goal”). To the extent that Glu achieves the Adjusted EBITDA Threshold and generates bookings between two of the goals, Mr. Leichtner’s bonus amount will be calculated on a linear basis.     If Glu either does not achieve the Adjusted EBITDA Threshold or the Minimum Bookings Goal, then Mr. Leichtner will not receive a cash bonus under Glu’s 2019 Executive Bonus Plan.